Rose, Snyder & Jacobs LLP
ACCOUNTANTS & ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 14, 2014, except for Note 10, as to which the date is February 11, 2015, with respect to the consolidated financial statements of Endonovo Therapeutics, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended. Our report relating to the consolidated financial statements for the years ended December 31, 2013 and 2012 contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement.

Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California
February 11, 2015

15821 Ventura Boulevard, Suite 490, Encino, California 91436
Phone: (818) 461-0600 • Fax: (818) 461-0610